Exhibit 99.1

For Immediate Release: May 16, 2011

Lee Allan

Director of Corporate Communications

Griffin Capital Corporation

lallan@griffincapital.com

Office Phone: 310-606-5900

Cell Phone: 310-621-1601

GC Net Lease REIT Acquires Life Technologies Global Headquarters

LOS ANGELES, CA – Griffin Capital Corporation (“Griffin”) announced today the acquisition by The GC Net Lease REIT, Inc. (through a wholly-owned special purpose entity controlled by its operating partnership, collectively the “REIT”), a publicly-registered, non-listed real estate investment trust sponsored by Griffin, of the Life Technologies Corporation (“LTI”) global headquarters property, a 328,700 square foot state-of-the-art biotech facility leased to LTI (Nasdaq: LIFE) pursuant to a long term triple-net lease. The REIT, which is focused on acquiring “mission critical”, single-tenant, office and industrial properties net-leased to creditworthy corporate tenants, acquired the property for $56 million.

Kevin Shields, CEO of Griffin commented: “this property sits at the heart of LTI’s four-property, 700,000 square foot global headquarters campus development and is integral to its ongoing business operations. Over the past decade, LTI spent a considerable amount of its own capital retrofitting and renovating the building – we like LTI’s level of commitment to the property, which certainly enhances the probability of a lease extension upon maturity.”

The LTI headquarters campus is centrally located in San Diego’s robust biomedical market, anchored by leading research institutions including the Salk Institute, Scripps Ranch Institute and the University of California San Diego. LTI’s business model is impressive: the company controls a portfolio of over 50,000 products sold and distributed to over 90% of the research laboratories in the United States. LTI has a market capitalization of $9 billion, revenues of over $3.5 billion and an investment grade S&P credit rating of BBB-.

“This represents an acquisition trifecta for the REIT: this is an investment-grade asset, located in an investment-grade biotech real estate market, and is leased to an investment-grade credit quality tenant. The lease has an additional 11 years remaining, with contractual annual rental rate increases ranging from 2.0% to 2.5%. Given how critical this property is to LTI’s business continuity, we feel very comfortable LTI will occupy this asset for years to come,” added Michael Escalante, Griffin’s Chief Investment Officer.

About The GC Net Lease REIT and Griffin Capital Corporation

The GC Net Lease REIT, Inc. is a publicly registered non-listed REIT with a portfolio that currently includes seven office and industrial distribution properties totaling approximately 2.3 million rentable square feet. The REIT’s sponsor is Griffin Capital Corporation, a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin Capital has acquired or constructed over 11 million square feet of space since 1996. Griffin Capital currently owns and manages a portfolio consisting of over 8.15 million square feet of space, located in 13 states and representing approximately $1 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.